Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Toews Tactical Growth Allocation Fund and Toews Tactical Monument Fund of our report dated June 29, 2020, relating to our audits of the financial statements and financial highlights, which appear in the April 30, 2020 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Representations and Warranties" and “Exhibit B” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

September 23, 2020